Exhibit 10.2.1

AMENDMENT NO. 1

TO THE

UNIFIED WESTERN GROCERS, INC.

DEFERRED COMPENSATION PLAN

Unified Western Grocers, Inc. (the “Company”) hereby amends the above-named plan (the “Plan”), effective as of December 31, 2004, as follows:

The “Purpose” section of the Plan is amended and restated to read as follows:

“The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Unified Western Grocers, Inc., formerly known as Certified Grocers of California, Ltd. and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan combines, amends and restates each of the Certified Grocers of California, Ltd. Employees’ Supplemental Deferred Compensation Plan as amended as of September 3, 1989, and the Certified Grocers of California, Ltd. Employees’ Excess Benefit Plan, Certified Grocers of California, Ltd. amended and restated deferred compensation plan as amended as of March 24, 2000. The Company froze this Plan effective as of December 31, 2004, and established a new plan, the Unified Western Grocers, Inc. Deferred Compensation Plan II (‘Plan II’), effective January 1, 2005. The Plan shall not be subject to Section 409A of the Code. Any amounts deferred after December 31, 2004 shall be credited to Plan II.”

IN WITNESS WHEREOF, the Company, by its duly authorized officers, have executed this Amendment effective as of December 31, 2004.

UNIFIED WESTERN GROCERS, INC

Dated: October 19, 2007	By:	/s/ Robert M. Ling Jr.
Robert M. Ling, Jr.
Executive Vice President & General Counsel

Dated: October 19, 2007	By:	/s/ Richard J. Martin
Richard J. Martin
Executive Vice President & Chief Financial Officer